Exhibit 99.1

Shift Announces Record Revenue & Unit Sales in Q4’2020, with Strong Growth Momentum for 2021

•Achieved record revenue and units sold levels in the fourth quarter; year-over-year growth of 168% and 147%, respectively
•Transformed the reconditioning process with new leadership, staffing levels and production schedules; increased reconditioning volume to over 500 cars per week by middle of Q1
•Initiated strategic actions to increase national penetration with national branding campaign, new hub in Seattle, and launch of select seller markets, understood as purchasing cars from sellers, in Texas, laying the foundation for long-term growth

•Projecting 26% and 148% sequential Q4’2020 to Q1’2021 revenue and Adjusted GPU[1,2] growth, respectively at the midpoint of management guidance ranges

SAN FRANCISCO, Mar. 8, 2021 — Shift (Nasdaq: SFT), a leading end-to-end ecommerce platform for buying and selling used cars, today reported fourth quarter and annual financial results for the period ended December 31, 2020. Management’s commentary on fourth quarter and 2020 financial results and first quarter and full year 2021 outlook can be found by accessing the Company’s shareholder letter on investors.shift.com, or by listening to today’s conference call. A live audio webcast will also be available on Shift’s Investor Relations website.
“In several respects, the fourth quarter was a record-setting period for the company. We set new records for both units sold and revenue, representing 147% and 168% year-over-year growth, respectively,” said Shift’s Co-CEO Toby Russell. “We prioritized maintaining top-line momentum through the challenging Q4 environment, which ultimately meant Q4 Gross Profit and Q4 Adjusted GPU2 were below the expected range. We made both strategic and tactical decisions to improve our reconditioning processes, initiate a branding campaign and enter new geographic markets. These actions have laid the foundation for success in FY 2021.”

“A critical operational focus of Q4 was to improve reconditioning, with our in-house throughput increasing dramatically. This has created strong momentum for 2021,” said Shift’s Co-CEO George Arison. “For the first quarter 2021, we expect revenue to grow 26% sequentially from Q4 2020 and Adjusted GPU2 to increase 2-times over Q4 2020. For the full-year 2021, we expect revenue to grow 130% over 2020 and adjusted GPU2 to grow 19% year-over-year. With this strong momentum, we are trending on track for our targeted mid-term adjusted GPU2 of $2,500.”

Q4 2020 and 2020 Operating Results

All comparisons for the quarter are year-over-year unless otherwise specified.

•For the fourth quarter, total revenue grew 168% year-over-year, reaching a record $73.4 million. In 2020, total revenue grew 18% to $195.7 million.

•Total units sold during Q4 were 4,666, up 147%. Total ecommerce units sold were 3,308 and total wholesale units sold were 1,358, an increase of 134% and 186%, respectively. In 2020, total units sold were 13,135, up 18%. Total ecommerce units sold were 9,497 and total wholesale units sold were 3,638, increases of 15% and 29%, respectively.

•For the fourth quarter, gross profit grew to $1.5 million or 2% of total revenue, up from $(0.7) million. Non-GAAP adjusted gross profit2 grew to $1.7 million or 2% of total revenue. For 2020, gross profit grew to $12.2 million or 6% of total revenue as compared to $(1.8) million in the prior year period.

•For the fourth quarter, gross profit per unit was $466 compared to negative gross profit per unit of $(505). For 2020, gross profit per unit was $1,283 compared to negative gross profit per unit of $(213).
__________________________________________
1 See Q1 2021 Outlook for a discussion of guidance with respect to non-GAAP financial measures
2Adjusted gross profit and Adjusted GPU are non-GAAP financial measures. Please see the discussion in the section “Non-GAAP Financial Measures” and the reconciliations included at the end of this press release.

•For the fourth quarter, adjusted gross profit per unit2 (“Adjusted GPU”) was $514, compared to $335, a 53% increase. In 2020, adjusted gross profit per unit was $1,350 compared to $811.

•For the fourth quarter, SG&A was $31.8 million, or 43% of revenue, as compared to $17.6 million or 64% of revenue. In 2020, SG&A was $83.9 million or 43% of total revenue as compared to $71.9 million or 43% of total revenue.

•For the fourth quarter, net loss was $(4.5) million as compared to net loss of $(20.5) million, and basic and diluted net loss per share was $(0.07) based on 66.1 million weighted average shares outstanding during Q4 2020. For 2020, net loss was $(59.1) million as compared to a net loss of $(80.5) million, and diluted net loss per share was $(3.12) based on 18.9 million weighted average shares outstanding during 2020.

•Adjusted EBITDA1 in the fourth quarter of 2020 was a loss of $(28.9) million or (39)% of total revenue, as compared to a loss of $(12.8) million or (47)% of revenue in the prior year period. For 2020, Adjusted EBITDA1 was a loss of $(68.5) million as compared to a loss of $(51.3) million.

“Q4 was about maintaining top-line momentum through the end of the year, to put ourselves in a position to accelerate growth through Q1 and beyond. I am proud of the way our team responded to significant adversity in 2020 and am excited to demonstrate continued progress throughout the year,” Arison concluded.

Recent Business Highlights

•Launched Seattle buyer market, completing full coverage of all major cities on the U.S. West Coast
•Launched seller markets for certain vehicles, understood as purchasing cars from sellers, in four Texas locations: Dallas, San Antonio, Fort Worth, and Austin
•Introduced a national TV campaign as part of our new brand strategy aimed at building brand awareness in existing and future markets
•Achieved record in-house reconditioning volumes, with over 500 cars per week processing volume reached by middle of Q1
•Built a Car Finder Quiz to help customers earlier in their shopping journey to find the best vehicle that fits their specific needs

Shift’s CFO Cindy Hanford commented, “While our Q4 top-line results and future outlook reflects Shift’s ability to meet customer demand for our product offering, our profitability metrics reflect the reality of managing a high growth company and the challenges of operating in the COVID-19 environment. During the fourth quarter, we made certain decisions to position ourselves to improve operations and meet the market opportunity. We expect 2021 to be a big year for strategic milestones, continued revenue growth and improving unit economics as we scale the business.”

Q1 2021 Outlook

We are providing guidance for the quarter ending March 31, 2021 as follows:

•Revenue in the range of $90 - 95 million, an increase of 200% - 217%, year over year
•Adjusted GPU2,3 in the range of $1,200 - $1,350
•Adjusted EBITDA1,3 of $(33) - $(35) million
FY 2021 Outlook

We are providing guidance for the year ending December 31, 2021 as follows:

•Revenue greater than $450 million, an increase of 130% year over year
•Ecommerce unit sales greater than 20,900, an increase of 120% year over year
•Adjusted GPU2,3 greater than $1,600 per ecommerce unit
•Adjusted EBITDA Margin1,3 better than (25)%
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1 Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Please see the discussion in the section “Non-GAAP Financial Measures” and the reconciliations included at the end of this press release.
2 Adjusted gross profit and Adjusted GPU are non-GAAP financial measures. Please see the discussion in the section “Non-GAAP Financial Measures” and the reconciliations included at the end of this press release.
3 Specific quantifications of the amounts that would be required to reconcile the company’s adjusted EBITDA and adjusted gross profit per unit guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to adjustments for the valuation of financial instruments that may be required to reconcile to GAAP net loss and GAAP gross profit per unit, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s adjusted EBITDA and adjusted gross profit per unit would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Shift Fiscal Year and Fourth Quarter 2020 Results Summary

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	Change (%)	2020	2019	Change (%)
	(in thousands, except per unit amounts)
Revenue	$73,411	$27,350	168%	$195,718	$166,235	18%
Gross profit (loss)	1,540	(714)	316%	12,181	(1,762)	791%
Adjusted gross profit	1,699	476	257%	12,818	6,705	91%
Net loss	(4,500)	(20,521)	(78)%	(59,146)	(80,483)	(27)%
Adjusted EBITDA loss	(28,929)	(12,801)	126%	(68,464)	(51,293)	33%

Gross profit (loss) per unit	$466	$(505)	192%	$1,283	$(213)	702%
Adjusted gross profit per unit	$514	$335	53%	$1,350	$811	66%
Ecommerce average selling price per unit	$18,188	$15,983	14%	$16,641	$16,371	2%
Ecommerce units sold	3,308	1,416	134%	9,497	8,263	15%

Conference Call Information
Shift senior management will host a conference call today to discuss the Company’s Q4 and full year 2020 financial results and first quarter outlook. This call is scheduled to begin at 2:00 pm PT / 5:00 pm ET and can be accessed by dialing (833) 614-1395 or (914) 987-7116. To listen to a live audio webcast, please visit Shift’s Investor Relations website at investors.shift.com. A replay of the audio webcast will be available on the same website following the call through March 15, 2021. A telephonic replay will be available through March 15, 2021 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 8486229#.

About Shift

Shift is a leading end-to-end auto ecommerce platform transforming the used car industry with a technology-driven, hassle-free customer experience. Shift’s mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. Shift provides comprehensive, digital solutions throughout the car ownership lifecycle: finding the right car, having a test drive brought to you before buying the car, a seamless digitally-driven purchase transaction including financing and vehicle protection products, an efficient, digital trade-in/sale transaction, and a vision to provide high-value support services during car ownership. For more information, visit www.shift.com. The contents of our website are not incorporated into this press release.

Forward-Looking Statements

This document includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of Shift’s business are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, Shift’s ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (2) costs related to the business combination; (3) changes in applicable laws or regulations; (4) the possibility that Shift may be adversely affected by other economic, business, and/or competitive factors; (5) the operational and financial outlook of Shift; (6) the ability for Shift to execute its growth strategy; and (7) other risks and uncertainties indicated from time to time in other documents filed or to be filed with the SEC by Shift. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Shift undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Key Operating Metrics

Ecommerce Units Sold

We define ecommerce units sold as the number of vehicles sold to customers in a given period, net of returns. We currently have a seven-day, 200 mile return policy. The number of ecommerce units sold is the primary driver of our revenues and, indirectly, gross profit, since ecommerce unit sales enable multiple complementary revenue streams, including all financing and protection products. We view ecommerce units sold as a key measure of our growth, as growth in this metric is an indicator of our ability to successfully scale our operations while maintaining product integrity and customer satisfaction.

Wholesale Units Sold

We define wholesale units sold as the number of vehicles sold through wholesale channels in a given period. While wholesale units are not the primary driver of revenue or gross profit, wholesale is a valuable channel as it allows us to be able to purchase vehicles regardless of condition, which is important for the purpose of accepting a trade-in from a customer making a vehicle purchase from us, and as an online destination for consumers to sell their cars even if not selling us a car that meetings our retail standards.

Ecommerce Average Sale Price

We define ecommerce average sale price (“ASP”) as the average price paid by a customer for an ecommerce vehicle, calculated as ecommerce revenue divided by ecommerce units. Ecommerce average sale price helps us gauge market demand in real-time and allows us to maintain a range of inventory that most accurately reflects the overall price spectrum of used vehicle sales in the market.

Wholesale Average Sale Price

We define wholesale average sale price as the average price paid by a customer for a wholesale vehicle, calculated as wholesale revenue divided by wholesale units. We believe this metric provides transparency and is comparable to our peers.

Average Monthly Unique Visitors

We define a monthly unique visitor as an individual who has visited our website within a calendar month, based on data collected on our website. We calculate average monthly unique visitors as the sum of monthly unique visitors in a given period, divided by the number of months in that period. To classify whether a visitor is “unique”, we dedupe (a technique for eliminating duplicate copies of repeating data) each visitor based on email address and phone number, if available, and if not, we use the anonymous ID which lives in each user’s internet cookies. This practice ensures that we do not double-count individuals who visit our website multiple times within a month. We view average monthly unique visitors as a key indicator of the strength of our brand, the effectiveness of our advertising and merchandising campaigns and consumer awareness.

Average Days to Sale

We define average days to sale as the number of days between Shift’s acquisition of a vehicle and sale of that vehicle to a customer, averaged across all ecommerce units sold in a period. We view average days to sale as a useful metric in understanding the health of our inventory.

Ecommerce Vehicles Available for Sale

We define ecommerce vehicles available for sale as the number of ecommerce vehicles in inventory on the last day of a given reporting period. Until we reach an optimal pooled inventory level, we view ecommerce vehicles available for sale as a key measure of our growth. Growth in ecommerce vehicles available for sale increases the selection of vehicles available to consumers, which we believe will allow us to increase the number of vehicles we sell. Moreover, growth in ecommerce vehicles available for sale is an indicator of our ability to scale our vehicle purchasing, inspection and reconditioning operations.

Number of Regional Hubs

We define a Hub as a physical location at which we store and recondition units bought and sold within a market. Because of our omni-channel fulfillment model with our on-demand delivery test drive offering, we are able to service super-regional areas covering approximately a 60-mile radius from a single Hub location. This is a key metric as each Hub expands our service area as our service area, reconditioning and storage capacity.

Non-GAAP Financial Measures

In addition to our GAAP results, we review certain non-GAAP financial measures to help us evaluate our business, measure our performance, identify trends affecting our business, establish budgets, measure the effectiveness of investments in our technology and sales and marketing, and assess our operational efficiencies. These non-GAAP measures include adjusted gross profit, adjusted gross profit per unit (“Adjusted GPU”), and Adjusted EBITDA, each of which is discussed below.
These non-GAAP financial measures are not intended to be considered in isolation from, as substitutes for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. You are encouraged to evaluate these adjustments, and review the reconciliation of these non-GAAP financial measures to their most comparable GAAP measures, and the reasons we consider them appropriate. It is important to note that the particular items we exclude from, or include in, our non-GAAP financial measures may differ from the items excluded from, or included in, similar non-GAAP financial measures used by other companies. See “Reconciliation of gross profit to Adjusted Gross Profit,” “Reconciliation of gross profit per unit to Adjusted gross profit per unit” and “Reconciliation of net loss to Adjusted EBITDA” included as part of this press release.

Adjusted Gross Profit:

Management evaluates our business based on an adjusted gross profit calculation that removes the financial impact associated with milestones achieved under our Lithia warrant arrangement, which resulted in reductions in gross profit in our consolidated financial statements as applicable to the periods presented. This is a non-cash adjustment, and we do not expect any material future non-cash gross profit adjustments related to the Lithia warrant agreement. Due to the non-recurring nature of the Lithia warrant agreement, our management believes it to be appropriate to adjust gross profit but these amounts to calculate adjusted gross profit. We examine adjusted gross profit in the aggregate as well as for each of our revenue streams: ecommerce, other, and wholesale.

Adjusted Gross Profit per Unit:

We define adjusted gross profit per unit (“Adjusted GPU”) as the adjusted gross profit for ecommerce, other and wholesale, each of which divided by the total number of ecommerce units sold in the period. Adjusted GPU is driven by ecommerce vehicle revenue, which generates additional revenue through attachment of our financing and protection products, and gross profit generated from wholesale vehicle sales. We present Adjusted GPU from our three revenues streams, as ecommerce Adjusted GPU, Wholesale Adjusted GPU and Other Adjusted GPU. We believe Adjusted GPU is a key measure of our growth and long-term profitability.

Adjusted EBITDA and Adjusted EBITDA Margin:

We define Adjusted EBITDA as net loss adjusted to exclude stock-based compensation expense, depreciation and amortization, net interest income or expense, impact of warrant remeasurement, warrant milestone impact, and other cash and non-cash based income or expenses that we do not consider indicative of our core operating performance, including, but not limited to acquisition and related items. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. We believe Adjusted EBITDA is useful to investors in evaluating our performance for the following reasons:

•Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s performance without regard to items such as those we exclude in calculating this measure, which can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired.

•Our management uses Adjusted EBITDA in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of performance and the effectiveness of our business strategies, and in communications with our board of directors concerning our performance.

•Adjusted EBITDA provides a measure of consistency and comparability with our past performance that many investors find useful, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results of operations as reported under GAAP. These limitations include:

•Stock-based compensation is a non-cash charge and will remain an element of our long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period.

•Depreciation and amortization are non-cash charges, and the assets being depreciated or amortized will often have to be replaced in the future, but Adjusted EBITDA does not reflect any cash requirements for these replacements.

•Adjusted EBITDA does not reflect changes in our working capital needs, capital expenditures, or contractual commitments.

•Adjusted EBITDA does not reflect cash requirements for income taxes and the cash impact of other income or expense.

•Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Our Adjusted EBITDA is influenced by fluctuations in our revenue and the timing and amounts of our investments in our operations. Adjusted EBITDA should not be considered as an alternative to net income (loss), income (loss) from operations, or any other measure of financial performance calculated and presented in accordance with GAAP.

Investor Relations Contact:

Drew Haroldson, The Blueshirt Group
IR@shift.com

Media Contact:

Jeff Fox, The Blueshirt Group
jeff@blueshirtgroup.com

Source: Shift Technologies, Inc.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$233,936	$42,976
Accounts receivable, net	8,426	1,839
Inventory	49,086	18,198
Prepaid expenses and other current assets	5,478	1,899
Total current assets	296,926	64,912
Property and equipment, net	2,123	2,120
Capitalized website and internal use software costs, net	6,542	5,679
Restricted cash, non-current	1,605	1,600
Deferred borrowing costs	2,149	5,184
Other non-current assets	2,748	3,274
Total assets	$312,093	$82,769
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,675	$1,967
Accrued expenses and other current liabilities	22,286	5,954
Flooring line of credit	13,870	16,245
Total current liabilities	46,831	24,166
Related party long term note, net, non-current	—	8,505
Financial instruments liability	25,230	4,810
Other non-current liabilities	2,850	1,954
Total liabilities	74,911	39,435

Stockholders’ equity:
Preferred stock – par value $0.0001 per share; 1,000,000 shares authorized at December 31, 2020 and 2019, after recapitalization there are no preferred shares issued or outstanding at December 31, 2020 and 2019	—	—
Common stock – par value $0.0001 per share; 500,000,000 shares authorized at December 31, 2020 and 2019, respectively; 83,904,182 and 31,394,963 shares issued and outstanding at December 31, 2020 and 2019, respectively	8	3
Additional paid-in capital	511,617	258,628
Accumulated deficit	(274,443)	(215,297)
Total stockholders’ equity	237,182	43,334
Total liabilities and stockholders’ equity	$312,093	$82,769

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue
Ecommerce revenue – net	$60,167	$22,632	$158,037	$135,277
Other revenue	2,457	523	6,390	3,150
Wholesale vehicle revenue	10,787	4,195	31,291	27,808
Total revenue	73,411	27,350	195,718	166,235
Cost of sales	71,871	28,064	183,537	167,997
Gross profit (loss)	1,540	(714)	12,181	(1,762)
Operating expenses:
Selling, general and administrative expenses	31,787	17,623	83,896	71,860
Depreciation and amortization	1,277	1,036	4,536	3,221
Total operating expenses	33,064	18,659	88,432	75,081
Loss from operations	(31,524)	(19,373)	(76,251)	(76,843)
Change in fair value of financial instruments	30,962	—	24,751	144
Interest and other expense, net	(3,938)	(1,148)	(7,646)	(3,784)
Net loss and comprehensive loss attributable to common stockholders	$(4,500)	$(20,521)	$(59,146)	$(80,483)
Net loss per share attributable to common stockholders, basic and diluted	$(0.07)	$(6.51)	$(3.12)	$(25.30)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	66,074,932	3,151,520	18,933,980	3,181,273

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,500)	$(20,521)	$(59,146)	$(80,483)
Adjustments to reconcile net loss to net cash and restricted cash used in operating activities:
Depreciation and amortization	1,277	1,036	4,536	3,221
Stock-based compensation expense	1,159	308	2,614	1,382
Change in fair value of financial instruments	(30,962)	—	(24,751)	(144)
Non-cash bonuses in satisfaction of loans to related parties	247	—	247	—
Non-cash expense upon milestone achievement	—	4,038	—	6,932
Contra-revenue associated with milestones	159	1,190	637	8,467
Amortization of debt discount	3,755	1,092	7,030	4,200
Compensation expense from exchange of common stock	—	—	—	4,825
Changes in operating assets and liabilities:
Accounts receivable	(198)	1,830	(6,587)	2,238
Sales returns/cancellation allowance	309	—	613	—
Inventory	(15,601)	4,201	(30,888)	24,874
Prepaid expenses and other current assets	(3,586)	(935)	(3,579)	(626)
Other non-current assets	(175)	783	(228)	(98)
Accounts payable	579	(926)	8,094	(3,185)
Accrued expenses and other current liabilities	6,888	(1,382)	14,871	(162)
Other non-current liabilities	737	(63)	685	350
Net cash, cash equivalents, and restricted cash used in operating activities	(39,912)	(9,349)	(85,852)	(28,209)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(577)	(603)	(984)	(1,688)
Capitalized website and internal-use software costs	(1,038)	(1,151)	(3,895)	(4,865)
Net cash, cash equivalents, and restricted cash used in investing activities	(1,615)	(1,754)	(4,879)	(6,553)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from delayed draw term loans	—	12,500	12,500	12,500
Repayment of delayed draw term loans	(25,000)	—	(25,000)	—
Proceeds from SBA PPP loans	—	—	6,055	—
Repayment of SBA PPP loans	(6,055)	—	(6,055)	—
Proceeds from flooring line of credit facility	28,942	19,811	96,355	112,424
Repayment of flooring line of credit facility	(35,511)	(23,763)	(98,613)	(123,564)
Net contributions from merger and PIPE financing	300,900	—	300,900	—

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Exchange of warrants for cash	(7,193)	—	(7,193)	—
Proceeds from issuance of convertible preferred stock	—	—	—	5,800
Issuance costs related to convertible preferred stock	—	80	—	(41)
Proceeds from stock option exercises, including from early exercised options	1,013	85	2,753	157
Repurchase of shares related to early exercised options	1	(27)	(6)	(30)
Net cash, cash equivalents, and restricted cash provided by financing activities	257,097	8,686	281,696	7,246
Net increase (decrease) in cash, cash equivalents and restricted cash	215,570	(2,417)	190,965	(27,516)
Cash, cash equivalents and restricted cash, beginning of period	19,971	46,993	44,576	72,092
Cash, cash equivalents and restricted cash, end of period	$235,541	$44,576	$235,541	$44,576

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Key Operating Metrics
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Units:
Ecommerce units	3,308	1,416	9,497	8,263
Wholesale units	1,358	474	3,638	2,828
Total units sold	4,666	1,890	13,135	11,091

Ecommerce ASP	$18,188	$15,983	$16,641	$16,371
Wholesale ASP	$7,943	$8,850	$8,601	$9,833

Gross Profit per Unit
Ecommerce Gross Profit per Unit	$(119)	$297	$434	$485
Other Gross Profit per Unit	743	369	673	382
Wholesale Gross Profit per Unit	(158)	(1,171)	176	(1,080)
Total Gross Profit per Unit	$466	$(505)	$1,283	$(213)

Adjusted GPU[1]
Ecommerce Adjusted GPU	$(119)	$297	$434	$485
Other Adjusted GPU	791	477	740	463
Wholesale Adjusted GPU	(158)	(439)	176	(137)
Total Adjusted GPU	$514	$335	$1,350	$811

Average monthly unique visitors	612,456	159,459	369,292	177,407
Average days to sale	43	63	55	66
Ecommerce vehicles available for sale	2,378	1,152	2,378	1,152
# of regional hubs[2]	6	5	6	5

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1 Adjusted gross profit and Adjusted GPU are non-GAAP financial measures. Please see the discussion in the section “Non-GAAP Financial Measures” and the reconciliations included at the end of this press release.
2 As of December 31, 2020, the Seattle Hub was active for vehicle storage and sales but had not yet commenced vehicle reconditioning operations.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Reconciliation of Gross Profit to Adjusted Gross Profit
(In thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total gross profit:
GAAP total gross profit	$1,540	$(714)	$12,181	$(1,762)
Warrant impact adjustment (1)	159	1,190	637	8,467
Adjusted total gross profit	$1,699	$476	$12,818	$6,705

Ecommerce gross profit:
GAAP ecommerce gross profit	$(395)	$421	$4,123	$4,010
Warrant impact adjustment (1)	—	—	—	—
Adjusted ecommerce gross profit	$(395)	$421	$4,123	$4,010

Other gross profit:
GAAP other gross profit	$2,457	$523	$6,390	$3,150
Warrant impact adjustment (1)	159	153	637	673
Adjusted other gross profit	$2,616	$676	$7,027	$3,823

Wholesale gross profit:
GAAP wholesale gross profit	$(522)	$(1,658)	$1,668	$(8,922)
Warrant impact adjustment (1)	—	1,037	—	7,794
Adjusted wholesale gross profit	$(522)	$(621)	$1,668	$(1,128)
(1)Elimination of non-cash contra revenue impacts associated with the Lithia warrant agreement. In the referenced warrant agreement, during 2019 Lithia vested in certain warrants to purchase shares of our common stock upon the achievement of various milestones. We have determined that a portion of the value associated with warrant consideration paid to Lithia, as a customer of Shift, should be treated as contra-revenue by Shift following the revenue recognition accounting standards codification (“ASC”) topic 606.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Reconciliation of Gross Profit Per Unit To Adjusted Gross Profit Per Unit
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	($ per ecommerce unit)
Total gross profit per unit:
GAAP total gross profit per unit	$466	$(505)	$1,283	$(213)
Warrant impact adjustment(1) per unit	$48	$840	$67	$1,024
Adjusted total gross profit per unit	$514	$335	$1,350	$811

Ecommerce gross profit per unit:
GAAP ecommerce gross profit per unit	$(119)	$297	$434	$485
Warrant impact adjustment(1) per unit	$—	$—	$—	$—
Adjusted ecommerce gross profit per unit	$(119)	$297	$434	$485

Other gross profit per unit:
GAAP other gross profit per unit	$743	$369	$673	$382
Warrant impact adjustment(1) per unit	$48	$108	$67	$81
Adjusted other gross profit per unit	$791	$477	$740	$463

Wholesale gross profit per unit:
GAAP wholesale gross profit per unit	$(158)	$(1,171)	$176	$(1,080)
Warrant impact adjustment(1) per unit	$—	$732	$—	$943
Adjusted wholesale gross profit per unit	$(158)	$(439)	$176	$(137)
(1)Elimination of non-cash contra revenue impacts associated with the Lithia warrant agreement. In the referenced warrant agreement, during 2019 Lithia vested in certain warrants to purchase shares of our common stock upon the achievement of various milestones. We have determined that a portion of the value associated with warrant consideration paid to Lithia, as a customer of Shift, should be treated as contra-revenue by Shift following the revenue recognition accounting standards codification (“ASC”) topic 606.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Adjusted EBITDA Reconciliation
Net Loss	$(4,500)	$(20,521)	$(59,146)	$(80,483)
(+) Interest and other expense, net(1)	3,938	1,148	7,646	4,507
(+) Stock-based compensation(2)	1,159	308	2,614	6,207
(+) Change in fair value of financial instruments	(30,962)	—	(24,751)	(144)
(+) Depreciation & amortization	1,277	1,036	4,536	3,221
(+) Contra-revenue associated with milestones (3)	159	1,190	637	8,467
(+) Non-cash expense upon milestone achievement(4)	—	4,038	—	6,932
Adjusted EBITDA	$(28,929)	$(12,801)	$(68,464)	$(51,293)
Adjusted EBITDA Margin (%)	(39.4)%	(46.8)%	(35.0)%	(30.9)%
(1)Includes non-cash charge of $2.9 million for the three months and year ended December 31, 2020 to write off deferred borrowing costs in connection with the repayment of the Delayed Draw Term Loan.
(2)Includes compensation expense related to secondary stock sales of $4.8 million for the year ended December 31, 2019.
(3)Includes non-cash charges related to the Lithia warrants and recorded as contra-revenue on the consolidated statements of operations and comprehensive loss.
(4)Includes non-cash charges related to the Lithia warrants and recorded as selling, general, and administrative expenses on the consolidated statements of operations and comprehensive loss.